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                                   GEOCITIES
                 SPECIAL MEETING OF STOCKHOLDERS, MAY 28, 1999
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                   GEOCITIES

    The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on May 28, 1999 and the Proxy Statement/Prospectus, each dated April 28, 1999, and hereby appoints Thomas R. Evans and Stephen L. Hansen, and each of them, as the Proxy of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Special Meeting of Stockholders of GeoCities ("the Company") to be held at the Marina Beach Marriott Hotel, 4100 Admiralty Way, Marina del Rey, California, on Friday, May 28, 1999, at 8:00 a.m. (the "Special Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the following manner:

1. Proposal to approve (a) the Agreement and Plan of Merger, dated as of January 27, 1999 (the "Merger Agreement"), among Yahoo! Inc., a California corporation, Home Page Acquisition Corp., a Delaware corporation, and GeoCities, and (b) the merger (the "Merger") of Home Page Acquisition Corp, a wholly-owned subsidiary of Yahoo!, with and into GeoCities whereby, among other things, each outstanding share of GeoCities common stock will be converted into the right to receive 0.6768 shares of Yahoo! common stock.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. Proposal to grant GeoCities' Board of Directors discretionary authority to adjourn, if necessary, the Special Meeting in order to solicit additional votes for approval of the Merger Agreement and the Merger.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. Proposal to vote or otherwise represent the shares on such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

            / /  FOR            / /  AGAINST            / /  ABSTAIN
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    The Board of Directors recommends a vote FOR each of the proposals listed above. This Proxy, when properly executed, will be voted as specified above. THE PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE IF NO SPECIFICATION IS MADE.

                                             Please print the name(s) appearing
                                             on each share certificate(s) over
                                             which you have voting authority:
                                             ___________________________________

                                              (Print name(s) on certificate(s)
                                             ___________________________________

                                                    Please sign your name
                                             ___________________________________

                                                  (Authorized Signature(s))

                                             Date:______________________________